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                                                               Exhibit 99(a)(25)


                                                                  [RHI LOGO]

                                                                 PRESS RELEASE


              RHI AG RECEIVES FTC APPROVAL IN ITS TENDER OFFER FOR
                GLOBAL INDUSTRIAL TECHNOLOGIES, INC. COMMON STOCK

VIENNA, December 30, 1999 -- RHI AG (Vienna Stock Exchange: RHI) today announced that the Federal Trade Commission (FTC) has approved RHI's divestiture of certain refractory manufacturing assets in connection with the previously announced $13.00 per share cash tender offer by RHI's subsidiary, Heat Acquisition Corp., for all of the outstanding shares of common stock of Global Industrial Technologies, Inc. (NYSE: GIX). The FTC has also granted termination of the required waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (HSR). An RHI spokesperson said RHI remains hopeful that over 90% of Global's stock will be tendered by the current tender offer deadline so that shares tendered in the offer can be purchased and the second-step merger completed tomorrow, December 31, 1999.

RHI is a global operator in the refractories, engineering, insulating and waterproofing sectors, with over 10,000 employees at more than 50 locations spanning all five continents. With VRD, RHI is the world market leader for refractories and a vital partner to all industries whose activities require high temperature production processes. RHI's customers include the steel, cement, glass and nonferrous metal industries. In 1998 RHI reported earnings before tax of US $68.0 million on sales of US $1.6 billion.

Forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those contemplated. Factors that could cause those differences include the terms and availability of financing, actions by other persons, legal and regulatory requirements and other factors.

                      FOR FURTHER QUESTIONS PLEASE CONTACT:
                             RHI AG / Peter Hofmann
               Phone (+43) (1) 50213-123 / Fax (+43) (1) 50213-130
                        e-mail: PETER.HOFMANN@RHI-AG.COM